                                                                Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                                                                                      Six Months
                                                                                                                        Ended
                                                                       Year Ended 30 September                         31 March
                                                 -----------------------------------------------------------------  ---------------
                                                     1991         1992          1993          1994         1995          1996
                                                 ------------  ------------  ------------  ------------  ---------  ---------------
EARNINGS:                                                               (Millions of dollars)
Income before extraordinary item and the
  cumulative effect of accounting changes:          $249          $277          $201         $234          $368         $224

Add (deduct):
  Provision for income taxes                         114           131           103           95           186          109

  Fixed charges, excluding capitalized
    interest                                         122           133           127          127           148           85

  Capitalized interest amortized during
    the period                                         7             8             8            8             9            4

  Undistributed earnings of less-than-
    fifty-percent-owned affiliates                    (9)          (13)           (8)          (3)          (25)         (17)
                                                 ------------  ------------  ------------  ------------  ---------  ---------------

    Earnings, as adjusted                           $483          $536          $431         $461          $686         $405
                                                 ------------  ------------  ------------  ------------  ---------  ---------------
                                                 ------------  ------------  ------------  ------------  ---------  ---------------


 FIXED CHARGES:
 Interest on indebtedness, including capital
   lease obligations                                $113          $125          $118         $118          $139         $ 79

 Capitalized interest                                 29             4             6           10            18           10

 Amortization of debt discount premium and
   expense                                             2             1             1            1            --            1

 Portion of rents under operating leases
   representative of the interest factor               7             7             8            8             9            5
                                                 ------------  ------------  ------------  ------------  ---------  ---------------


     Fixed charges                                  $151          $137          $133         $137          $166         $ 95
                                                 ------------  ------------  ------------  ------------  ---------  ---------------
                                                 ------------  ------------  ------------  ------------  ---------  ---------------
 RATIO OF EARNINGS TO FIXED CHARGES:                   3.2           3.9           3.2          3.4           4.1          4.3
                                                 ------------  ------------  ------------  ------------  ---------  ---------------
                                                 ------------  ------------  ------------  ------------  ---------  ---------------